Exhibit 2.1

                              ACQUISITION AGREEMENT

     THIS ACQUISITION AGREEMENT (this "Agreement"), is dated as of December 19, 2008, by and among Zhejiang Yong Xing Digital Technology Co. Ltd. ("Zhejiang") and Yiwu Yong Xin Communication Ltd. ("Yiwu," and together with Zhejiang, the "Purchasers"), Jinhua Baofa Logistic Ltd., a PRC company ("Jinhua") and the shareholders of Jinhua, set forth on Appendix A (the "Shareholders").

                                    RECITALS:

     WHEREAS, collectively the Shareholders are the owners of 100% of the equity interests of Jinhua, in the amount set forth opposite the name of each Shareholder on Appendix A;

     WHEREAS, The Purchasers, Jinhua and the Shareholders desire to complete an acquisition transaction pursuant to which Zhejiang shall acquire 90% and Yiwu shall acquire 10% of the equity interests in Jinhua from the Shareholders for a total purchase price of RMB120,000,000 payable in three installments, as set forth below;

     WHEREAS, The Board of Directors of each of the Purchasers, the Board of Directors to China 3C Group, the parent company of the Purchasers and the Board of Directors of Jinhua have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement;

     WHEREAS,   the   parties  to  this   Agreement   desire  to  make   certain
representations, warranties and agreements in connection with completion of the proposed acquisition transaction.

     NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE I
                                 THE ACQUISITION

     1.1 THE ACQUISITION. At the Closing (as hereinafter defined), the Purchasers shall acquire 100% of the ownership of Jinhua from the Shareholders. The total purchase price to be paid by the Purchasers shall be RMB120 million, in the aggregate, payable as follows:

     (i) RMB50 million, within 10 business days after the execution of this Agreement;

     (ii) RMB50 million within 10 business days following the completion of the audit of Jinhua's financial statements for the fiscal year ending December 31, 2008 (the "Audit"), in accordance with generally accepted accounting principles in the U.S. ("U.S. GAAP"), which audit shall be completed no later than March 31, 2009; and
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     (iii) the  remaining  RMB20  million no later than three  months  after the completion  of the  Audit.

     1.2 CLOSING AND EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on the first business day on which each and all of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

     2.1 REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. Each of Zhejiang and Yiwu, severally and not jointly, represents and warrants to Jinhua and the Shareholders as follows:

     (a) ORGANIZATION, STANDING AND POWER. Each of Zhejiang and Yiwu are corporations duly organized, validly existing and in good standing under the laws of China and have all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

     (b) ARTICLES OF INCORPORATION AND BYLAWS. The copies of the Articles of Incorporation and of the Bylaws of each of Zhejiang and Yiwu, which have been delivered to Jinhua and the Shareholders are true, correct and complete copies thereof.

     (c) AUTHORITY. Each of Zhejiang and Yiwu have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of Zhejiang and Yiwu and their parent company, China 3C Group. No other corporate or shareholder proceedings on the part of the Purchasers are necessary to authorize the Acquisition, or the other transactions contemplated hereby.

     (d) CONFLICT WITH OTHER AGREEMENTS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any other organizational document of the Purchasers, or result in any violation of any supply contract, distribution contract or any other material contract with respect to the business of the Purchasers, loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law,

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ordinance,  rule or regulation  applicable to Zhejiang or Yiwu,  which violation would have a material adverse effect on Zhejiang or Yiwu taken as a whole.

     (e) COMPLIANCE WITH LAWS. Each of the Purchasers is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

     (f) CONSENTS AND APPROVALS. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to either of the Purchasers in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby and thereby, except for such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a material adverse effect on the Purchasers and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

     (g) BINDING OBLIGATION. This Agreement constitutes a legal, valid and binding obligation of each of Zhejiang and Yiwu, enforceable against each of them in accordance with its terms.

     (h) GOVERNMENTAL AUTHORIZATIONS. Each of Zhejiang and Yiwu have obtained as of the date hereof each governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Zhejiang or Yiwu currently operates or holds any interest in any of its properties or (ii) that is required for the operation of their respective business or the holding of any such interest, ((i) and (ii) herein collectively called "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations or where failure of such Company Authorizations to be in full force and effect would not reasonably be expected to have a material adverse effect on Zhejiang or Yiwu.

     (i) LITIGATION. There is no suit, action or proceeding pending, or, to the knowledge of Zhejiang or Yiwu, threatened against or affecting Zhejiang or Yiwu, which is reasonably likely to have a material adverse effect on Zhejiang or Yiwu, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Zhejiang or Yiwu having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

     2.2 REPRESENTATIONS AND WARRANTIES OF JINHUA. Jinhua and the Shareholders represents and warrants to the Purchasers as follows:

     (a) ORGANIZATION, STANDING AND POWER. Jinhua is a corporation duly organized, validly existing and in good standing under the laws of China, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do

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business and in good  standing in each  jurisdiction  in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

     (b) CERTIFICATE OF INCORPORATION, BYLAWS AND MINUTE BOOKS. The copies of the Certificate of Incorporation and of the other corporate documents of Jinhua which have been delivered to the Purchasers are true, correct and complete copies thereof. The minute books of Jinhua which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of Jinhua since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

     (c) AUTHORITY. Jinhua has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the holders of 100% of its ownership which are entitled to vote to approve the proposed transaction, has the requisite power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Jinhua. Except as specified herein, no other corporate or shareholder proceedings on the part of Jinhua are necessary to authorize the Acquisition and the other transactions contemplated hereby.

     (d) CONFLICT WITH AGREEMENTS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default under, any provision of the Certificate of Incorporation or Bylaws of Jinhua or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Jinhua or its properties or assets.

     (e) CONSENTS AND APPROVALS. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Jinhua in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby and thereby, except for such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a material adverse effect on Jinhua and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

     (f) BINDING OBLIGATION. This Agreement constitutes a legal, valid and binding obligation of Jinhua, enforceable against it in accordance with its terms.

     (g) GOVERNMENTAL AUTHORIZATIONS. Jinhua has obtained as of the date hereof each governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Jinhua currently operates or holds any interest in any of its properties or (ii) that is required for the operation of

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their  respective  business or the holding of any such  interest,  ((i) and (ii)
herein collectively called "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations or where failure of such Company Authorizations to be in full force and effect would not reasonably be expected to have a material adverse effect on Jinhua.

     (h) BOOKS AND RECORDS. Jinhua has made and will make available for inspection by the Purchasers upon reasonable request all the books of account, relating to the business of Jinhua. Such books of account of Jinhua have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to the Purchasers by Jinhua are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

     (i) FINANCIAL STATEMENTS. Copies of the audited financial statements for the fiscal years ended December 31, 2007 and 2006 have been delivered to the Purchasers.

     (j) COMPLIANCE WITH LAWS. Jinhua is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

     (k) LIABILITIES AND OBLIGATIONS. Jinhua has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the most recent Jinhua financial statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

     (l) LITIGATION. There is no suit, action or proceeding pending, or, to the knowledge of Jinhua threatened against or affecting Jinhua, which is reasonably likely to have a material adverse effect on Jinhua, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Jinhua having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

     (m) TAXES. Jinhua has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all jurisdictions where such filing is required by law; and Jinhua has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. Jinhua knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefor.

     (n) LICENSES, PERMITS; INTELLECTUAL PROPERTY. Jinhua owns or possesses in the operation of its business all material authorizations which are necessary

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for it to conduct  its  business as now  conducted.  Neither  the  execution  or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

     (o) INTERNAL ACCOUNTING CONTROLS; DISCLOSURE CONTROLS. Jinhua maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Jinhua's officers have established disclosure controls and procedures for Jinhua and designed such disclosure controls and procedures to ensure that material information relating to Jinhua is made known to the officers by others within those entities. Jinhua's officers have evaluated the effectiveness of Jinhua's controls and procedures and there is no material weakness, significant deficiency or control deficiency, in each case as such term is defined in Public Company Accounting Oversight Board Auditing Std. No. 2. Since its inception, there have been no significant changes in Jinhua's internal controls or in other factors that could significantly affect Jinhua's internal controls.

     (p) MATERIAL CONTRACTS. Jinhua has made available to the Purchasers, prior to the date of this Agreement, true, correct and complete copies of each contract pursuant to which Parent receives or pays amounts in excess of RMB10,000 (each a "Material Contract"). A list of each such Material Contract is set forth on Appendix B. As of the date of this Agreement, Jinhua is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Jinhua; and, to the knowledge of Jinhua, as of the date of this Agreement, no other person has violated or breached, or committed any default under, any Material Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Jinhua.

     (q) Each Material Contract is a legal, valid and binding agreement, and is in full force and effect, and (i) Jinhua is not in breach or default of any Material Contract in any material respect; (ii) no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Contract; (B) permit Jinhua or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract; or (iii) Jinhua has not received written notice of the pending or

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threatened  cancellation,  revocation or termination of any Material Contract to which it is a party. Jinhua has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on Jinhua.

     2.3 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. By execution of this Agreement, each of the SHAREHOLDERS represents and warrants to the Purchasers as follows:

     (a) OWNERSHIP FREE AND CLEAR. The ownership of Jinhua which he or she owns, as set forth on Appendix A hereto, is free and clear of any liens, claims, options, charges or encumbrances of any nature.

     (b) UNQUALIFIED RIGHT TO TRANSFER OWNERSHIPS. He or she has the unqualified right to sell, assign, and deliver the portion of the ownership of Jinhua and, upon consummation of the transactions contemplated by this Agreement, the Purchasers will acquire good and valid title to such ownerships, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

     (c) AGREEMENT AND TRANSACTION DULY AUTHORIZED. He or she is authorized to execute and deliver this Agreement and to consummate the acquisition transaction described herein. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement, obligation, permit, license, judgment, order, law, regulation or other restriction of any kind or character to which such Shareholder is a party or by which such Shareholder is bound.

     (d) To the best of his or her knowledge, Jinhua's representations and warranties herein are true and correct in all material respects.

                                  ARTICLE III
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     3.1 COVENANTS OF JINHUA. During the period from the date of this Agreement and continuing until the Effective Time, Jinhua agrees (except as expressly contemplated or permitted by this Agreement, or to the extent that the Purchasers shall otherwise consent in writing):

     (a) ORDINARY COURSE. Jinhua shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

     (b) DIVIDENDS; CHANGES IN STOCK. Jinhua shall not (i) declare or pay any dividends on or make other distributions in respect of any of its equity interests, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

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     (c) ISSUANCE OF  SECURITIES.  Jinhua shall not issue,  deliver or sell,  or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

     (d) GOVERNING DOCUMENTS. Jinhua shall not amend or propose to amend its Articles of Incorporation or Bylaws.

     (e) NO DISPOSITIONS. Except for the transfer of assets in the ordinary course of business consistent with prior practice, Jinhua shall not sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

     (f) INDEBTEDNESS. Jinhua shall not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Jinhua or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

     3.2 OTHER ACTIONS. Jinhua shall not take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Acquisition set forth in Article V not being satisfied.

                                   ARTICLE IV
                 ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

     4.1 RESERVED.

     4.2 ACCESS TO INFORMATION. Upon reasonable notice, Jinhua shall afford to the officers, employees, accountants, counsel and other representatives of the Purchasers, access to all its respective properties, books, contracts, commitments and records and, during such period, Jinhua shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of United States Federal or state or other securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the Purchasers will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of the Purchasers, and in the event of termination of this Agreement for any reason the Purchasers shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

     4.3 LEGAL CONDITIONS TO ACQUISITION. Each of the Purchasers and Jinhua shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Acquisition and will promptly cooperate with and furnish information to the other in connection with any such requirements imposed upon any of them or upon any of their related

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entities or subsidiaries in connection  with the  Acquisition.  Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by the Purchasers or Jinhua or any of their related entities or subsidiaries in connection with the Acquisition or the taking of any action contemplated thereby or by this Agreement.

                                   ARTICLE V
                              CONDITIONS PRECEDENT

     5.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE ACQUISITION. The respective obligations of each party to effect the Acquisition shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any Governmental Entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

     5.2 CONDITIONS TO OBLIGATIONS OF THE PURCHASERS. The obligation of the Purchasers to effect the Acquisition is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by the
Purchasers:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of JINHUA and the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Purchasers shall have received a certificate signed on behalf of Jinhua by the Chairman of Jinhua and a certificate signed by each of the Shareholders to such effect.

     (b) PERFORMANCE OF OBLIGATIONS OF JINHUA. JINHUA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Purchasers shall have received a certificate signed on behalf of JINHUA by the President or the chief executive officer to such effect.

     (c) CLOSING DOCUMENTS. The Purchasers shall have received such certificates and other closing documents as counsel for the Purchasers shall reasonably request, including, without limitation, an executed copy of this Agreement and stock certificates or other evidence of the equity interests in the name of the Purchasers in the percentages set forth on Appendix C attached hereto.

     (d) SALES OF  OWNERSHIPS.  Shareholders  holding  100% of the  ownership of
Jinhua shall have executed this Agreement and consented to completion of the acquisition transaction described herein.

     (e) CONSENTS. JINHUA shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the

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transactions  contemplated  hereby under any Material  Contract,  loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of the Purchasers, individually or in the aggregate, have a material adverse effect on Jinhua and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. Jinhua shall also have received the approval of its shareholders in accordance with applicable law.

     (f) DUE DILIGENCE REVIEW. The Purchasers shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of Jinhua and shall not have determined that any of the representations or warranties of Jinhua or any Shareholder contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that Jinhua or any Shareholder is otherwise in violation of any of the provisions of this Agreement.

     (g) PENDING LITIGATION. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of the Purchasers, made in good faith, would make the consummation of the Acquisition imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against Jinhua, the consequences of which, in the judgment of the Purchasers, could be materially adverse to Jinhua.

     (h) COMPLETION OF US GAAP AUDIT. Jinhua shall have completed the Audit for the fiscal year ending December 31, 2008 in accordance with US GAAP.

     5.3 CONDITIONS TO OBLIGATIONS OF JINHUA. The obligation of Jinhua to effect the Acquisition is subject to the satisfaction of the following conditions unless waived by Jinhua:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchasers set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Jinhua shall have received a certificate signed on behalf of each of Zhejiang and Yiwu by its respective President or the chief executive officer to such effect.

     (b) PERFORMANCE OF OBLIGATIONS OF the Purchasers. The Purchasers shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Jinhua shall have received a certificate signed on behalf of each of the Purchasers by their respective Chairman or the chief executive officer to such effect.

     (c) CLOSING DOCUMENTS. The Purchasers shall have executed and delivered this Agreement to Jinhua and such certificates and other closing documents as counsel for Jinhua shall reasonably request.

     (d) CONSENTS. The Purchasers shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

     (e) PENDING LITIGATION. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of Jinhua, made in good faith, would make the consummation of the Acquisition imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against either of the Purchasers, the consequences of which, in the judgment of JINHUA, could be materially adverse to the Purchasers.

     (f) PURCHASE PRICE. RMB 100 million of the Purchase Price shall have been made as set forth in Section 1.1.

                                   ARTICLE VI
                            TERMINATION AND AMENDMENT

     6.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

     (a) by mutual consent of the Purchasers and Jinhua; or

     (b) by either the Purchasers or Jinhua if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other (or, in the case of the Purchasers, any Shareholder) set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Acquisition shall have become final and non-appealable;

     (c) the Audit has not been completed by March 31, 2009; or

     (d) upon completion of the Audit, the audited net income of Jinhua is less than RMB15 million,

     6.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either JINHUA or the Purchasers as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto. In the event that this Agreement has been terminated under
Section 6.1(a), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (the "Expenses") shall be paid by the party incurring such expenses. In the event this Agreement has been terminated under Section 6.1(b), the party who has breached this Agreement shall pay the Expenses. In the event this Agreement has been terminated under Section

6.1(c) or (d), Jinhua and the Shareholders, severally and jointly, shall pay the Expenses of the Purchasers.

     6.3 AMENDMENT. This Agreement may be amended by mutual agreement of the Purchasers, Jinhua and the Shareholders, provided that in the case of the Purchasers and Jinhua, any such amendment must authorized by their respective Boards of Directors, and to the extent required by law, approved by their respective shareholders. Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

     6.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VII
                               GENERAL PROVISIONS

     7.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of three years from the date of this Agreement.

     7.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) If to the Purchasers:

               If to Yiwu:
               42 ChouZhou Zhong Road
               YiwuCity
               ZheJiang Province ,China
               Tel: 86-579-85525108

               If to Zhejiang:
               5F BinHai Building
               No.480 JiangNan Road
               HangZhou City
               ZheJiang Province,China
               Tel: 86-571-81603666

     (b) If to JINHUA:

               6-13 WangTanShu Street
               Jinhua City
               ZheJiang Province ,China
               Tel: 86-579-82423226

     (c) If to the SHAREHOLDER, at the address listed on Appendix A.

     7.3 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     7.4   COUNTERPARTS.   This  Agreement  may  be  executed  in  two  or  more
counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This English version is for reference only; if there is any conflict in meaning between the English language version and Chinese language version of this Agreement, the Chinese version shall prevail.

     7.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     7.6 GOVERNING LAW AND DISPUTE RESOLUTIONS. This Agreement shall be governed and construed in accordance with the laws of the People's Republic of China. In the event of any dispute, controversy or claim arising out of or relating to this Agreement, including, but not limited to, any questions regarding the breach, termination or invalidity hereof (a "Dispute"), the Parties shall attempt in the first instance to resolve such Dispute through friendly consultations. Such consultations shall commence promptly after a party has advised the other Parties in writing of the existence of a Dispute.

If the Dispute has not been resolved within thirty (30) days from the date on which one party first advised the other Parties in writing of the existence of a Dispute, any party may submit the Dispute to the China International Economic and Trade Arbitration Commission "CIETAC" in accordance with this Section 7.6 for arbitration in Beijing in accordance with the CIETAC's rules of arbitration then applicable.

The arbitral award shall be final and binding upon the Parties. Except for the specific matters in dispute which are then currently being arbitrated, the Parties shall continue to perform their obligations under this Agreement. The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitration award.

     7.7 NO REMEDY IN CERTAIN CIRCUMSTANCES. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, no other party shall be entitled to specific performance of such provision or part thereof or to any other remedy, including but not limited to money damages, for breach thereof or of any other provision of this Agreement or part thereof as a result of such holding or order.

     7.8 PUBLICITY. Except as otherwise required by law, so long as this Agreement is in effect, JINHUA shall not issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the Purchasers.

     7.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     7.10 WAIVER. No failure or delay of any party to exercise a right under this Agreement shall be deemed a waiver of such right. The single or partial exercise of a right shall not prevent the exercise of the same right in the future.

     7.11 COUNTERPARTS. This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


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                                       14

     IN WITNESS WHEREOF, this Acquisition Agreement has been signed by the parties set forth below as of the date set forth above.

Zhejiang Yong Xing Digital Technology Co. Ltd.


By: /s/ Zhenggang Wang
   ------------------------------------
   Name:  Zhenggang Wang
   Title: Chief Executive Officer

Date: December 19, 2008

Yiwu Yong Xin Communication Ltd.


By: /s/ Zhenggang Wang
   ------------------------------------
   Name:  Zhenggang Wang
   Title: Chief Executive Officer

Date: December 19, 2008

SHAREHOLDERS:


/s/ Hongfei Guo
---------------------------------------
Hongfei Guo


/s/ Yingyi Luo
---------------------------------------
Yingyi Luo


/s/ Jianghong Mao
---------------------------------------
Jianghong Mao


/s/ Hangsheng Chen
---------------------------------------
Hangsheng Chen

The following appendices to the Acquisition Agreement have been omitted in accordance with the Item 601(b)(2) of Regulation S-K. China 3C Group agrees to furnish supplementally a copy of any omitted appendix to the Securities and Exchange Commission upon request.

Appendix A - Shareholders

Appendix B -- List Of Material Contracts of Jinhua

Appendix C -- Purchasers

                                       15